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                                                                      Exhibit 11
                      UNIVERSAL STANDARD HEALTHCARE, INC.
                COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                    (In thousands, except per share amounts)


                                                                  Three Months Ended         Nine Months Ended
                                                                     September 30,              September 30,
                                                                  1997          1996         1997          1996
                                                                  ----          ----         ----          ----
Net income  (loss)  (a)                                          $   (95)      $  (688)     $  (817)       $  (3,686)
                                                                 =======       =======      =======        =========
PRIMARY
-------
Weighted average common shares outstanding                         6,561         6,542        6,561            6,542

Effect of assumed exercise of stock options at prices
which are lower than the average market price of
common shares during the period using the
treasury stock method                                                 17           100           33               99

Warrants outstanding                                                   5            19            5               19
                                                                 -------        ------      -------        ---------
Average shares outstanding and common equivalent
shares for primary earnings per share                              6,583         6,661        6,599            6,660
                                                                 =======        ======      =======        =========
Primary earnings per share (a):
Net Income (loss)                                                $ (0.01)       $(0.10)     $ (0.12)       $   (0.55)

FULLY DILUTED
-------------

Weighted average common shares outstanding                         6,561         6,503        6,561            6,503

Effect of assumed exercise of stock options at
prices which are lower than the market price of
common shares at the end of the period, when the
ending price is higher than the average market price                  17           181           33               99

Warrants outstanding                                                   5            19            5               19
                                                                 -------        ------      -------        ---------

Average shares outstanding and common equivalent
shares, assuming full dilution                                     6,583         6,703        6,599            6,621
                                                                 =======       =======      =======        =========
Fully diluted earning per share:
Net Income (loss)                                                $ (0.01)       $(0.10)     $ (0.12)       $   (0.56)
                                                                 =======        ======      =======        =========

(a) These amounts agree with the related amounts in the condensed consolidated statements of income.

*    Not applicable